Exhibit 10.6

MARQETA, INC.

EXECUTIVE SEVERANCE PLAN

1. Purpose. Marqeta, Inc., (the “Company”) considers it essential to the best interests of its stockholders to foster the continuous employment of key management personnel. The Board of Directors of the Company (the “Board”) recognizes, however, that, the possibility of an involuntary termination of employment, either before or after a Change in Control (as defined in Section 2 hereof), exists and that such possibility, and the uncertainty and questions that it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders. Therefore, the Board has determined that the Marqeta, Inc. Executive Severance Plan (the “Plan”) should be adopted to reinforce and encourage the continued attention and dedication of the Company’s Covered Executives to their assigned duties without distraction. Nothing in this Plan shall be construed as creating an express or implied contract of employment and nothing shall alter the “at will” nature of the Covered Executives’ employment with the Company.

2. Definitions. The following terms shall be defined as set forth below:

(a) “Accounting Firm” shall mean a nationally recognized accounting firm selected by the Company.

(b) “Administrator” means the Board or a committee thereof.

(c) “Base Salary” shall mean the Covered Executive’s annual base salary in effect immediately prior to Date of Termination (or, if the termination is due to a resignation for Good Reason based on a material reduction in Covered Executive’s base salary, then the Covered Executive’s annual base salary in effect immediately prior to the reduction) or, if the Covered Executive’s Date of Termination occurs during the Change in Control Period and the amount is greater, the Covered Executive’s annual base salary in effect immediately prior to the Change in Control.

(d) “Cause” shall mean, and shall be limited to, the occurrence of any one or more of the following events: (i) a conviction or a plea of nolo contendere by the Covered Executive of any felony or any other crime involving moral turpitude; (ii) the Covered Executive’s commission or attempted commission of or participation in a fraud or act of dishonesty or misrepresentation against the Company that results (or could reasonably be expected to result) in material harm or injury to the business or reputation of the Company; (iii) a material violation of any contract or agreement between the Covered Executive and the Company or any Company policy, or of any statutory duty the Covered Executive owes to the Company, including without limitation, material breach of the Covered Executive’s proprietary information and inventions agreement or independent contractor services agreement with the Company; or (iv) conduct that constitutes gross insubordination, incompetence or habitual neglect of duties by the Covered Executive and that results in (or could reasonably be expected to have resulted in) material harm to the business or reputation of the Company; provided, however, that the action or conduct described in clause (iv) above will constitute “Cause” only if such action or conduct continues after the Board has provided written notice thereof and thirty

(30) days opportunity to cure the same, except that the Company is not obligated to provide such written notice and opportunity to cure if the action or conduct is not reasonably susceptible to cure. The determination that a termination of the Covered Executive has been terminated either for Cause or without Cause shall be made by the Company in its sole discretion. Any determination by the Company that the termination of a Covered Executive was terminated by reason of dismissal without Cause shall have no effect upon any determination of the rights or obligations of the Company or such Covered Executive for any other purpose.

(e) “Change in Control” shall mean a “Sale Event” as defined in the Company’s 2021 Stock Option and Incentive Plan, as may be amended from time to time.

(f) “Change in Control Period” shall mean the period beginning on the date three (3) months prior to a Change in Control and ending 12 months after the date of a Change in Control.

(g) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(h) “Covered Executives” shall mean the Chief Executive Officer and those officers and other executives or individuals designated by the Board in its discretion to participate in the Plan and who meet the eligibility requirements set forth in Section 4 of this Plan.

(i) “Date of Termination” shall mean the date that a Covered Executive’s employment, in any and all capacities, with the Company (or any successor) ends, which date shall be specified in the Notice of Termination. Notwithstanding the foregoing, a Covered Executive’s employment shall not be deemed to have been terminated solely as a result of the Covered Executive becoming an employee of any direct or indirect successor to the business or assets of the Company.

(j) “Disability” means “disability” as defined in Section 422(c) of the Code.

(k) “Good Reason” shall mean that the Covered Executive has complied with the “Good Reason Process” following the occurrence of any of the following events:

(i) a material diminution in the Covered Executive’s position, responsibilities, authority or duties;

(ii) a material diminution in the Covered Executive’s base salary except for across the board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employee of the Company;

(iii) the relocation of the Company office at which the Covered Executive is principally employed to a location more than 50 miles from such office; or

(iv) the failure of any successor to the Company to assume and agree to be bound by the terms and conditions of this Plan with respect to the applicable Covered Executive.

For purposes of Section 2(k)(i), a change in the reporting relationship or a change in a title will not, by itself, be sufficient to constitute a material diminution of responsibilities, authority or duty.

(l) “Good Reason Process” shall mean:

(i) the Covered Executive reasonably determines in good faith that a “Good Reason” condition has occurred;

(ii) the Covered Executive notifies the Company or its successor in writing of the occurrence of the Good Reason condition within 60 days of the occurrence of such condition;

(iii) the Covered Executive cooperates in good faith with the Company’s or its successor’s efforts, for a period of 30 days following such notice (the “Cure Period”), to remedy the condition;

(iv) notwithstanding such efforts, the Good Reason condition continues to exist following the Cure Period; and

(v) the Covered Executive terminates his or her employment and provides the Company or its successor with a Notice of Termination with respect to such termination, each within 30 days after the end of the Cure Period.

If the Company or the successor cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

(m) “Initial Public Offering” shall mean the consummation of the first firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale by the Company of its equity securities, as a result of or following which the Company’s common stock shall be publicly held.

(n) “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Plan relied upon for the termination of a Covered Executive’s employment and the Date of Termination.

(o) “Participation Agreement” shall mean an agreement between a Covered Executive and the Company that acknowledges the Covered Executive’s participation in the Plan.

(p) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

3. Administration of the Plan.

(a) Administrator. The Plan shall be administered by the Administrator.

(b) Powers of Administrator. The Administrator shall have all powers necessary to enable it properly to carry out its duties with respect to the complete control of the administration of the Plan. Not in limitation, but in amplification of the foregoing, the Administrator shall have the power and authority in its discretion to:

(i) construe the Plan to determine all questions that shall arise as to interpretations of the Plan’s provisions, including, but not limited to, determination of which individuals are Covered Executives, the benefits to which any Covered Executives may be entitled, the eligibility requirements for participation in the Plan and all other matters pertaining to the Plan;

(ii) adopt amendments to the Plan which are deemed necessary or desirable to comply with all applicable laws and regulations, including but not limited to Code Section 409A and the guidance thereunder;

(iii) make all determinations it deems advisable for the administration of the Plan, including the authority and ability to delegate administrative functions to a third party;

(iv) decide all disputes arising in connection with the Plan; and

(v) otherwise supervise the administration of the Plan.

(c) All decisions and interpretations of the Administrator shall be binding on all persons, including the Company and Covered Executives.

4. Eligibility. All Covered Executives selected by the Administrator who have executed and submitted to the Company a Participation Agreement, and satisfied such other requirements as may be determined by the Administrator, are eligible to participate in the Plan.

5. Termination Benefits Generally. In the event a Covered Executive’s employment with the Company is terminated for any reason, the Company shall pay or provide to the Covered Executive any earned but unpaid salary, unpaid expense reimbursements and accrued but unused leave entitlement, if applicable (collectively, the “Accrued Benefits”), within the time required by law but in no event more than 30 days after the Date of Termination. Additionally, in the event the employment of a Covered Executive is terminated (a) by the Company for any reason other than by reason of death, Disability, or for Cause, or (b) by the Covered Executive for Good Reason, then with respect to such Covered Executive, in addition to the Accrued Benefits, subject to his or her execution of a separation agreement containing, among other provisions, an effective general release of claims in favor of the Company and related persons and entities, confidentiality, return of property and non-disparagement, in a form and manner satisfactory to the Company by the Covered Executive and the expiration of any revocation period with respect thereto within 60 days of the Date of Termination (the “Release Requirement”), the Company shall:

(a) pay the Covered Executive a single lump sum cash amount equal to 9 months’ Base Salary for the Covered Executive (or 12 months’ Base Salary if the Covered Executive is the Chief Executive Officer) and 75% of the Covered Executive’s annual target bonus (or 100% of the Covered Executive’s annual target bonus if the Covered Executive is the

Chief Executive Officer) in effect as of the Date of Termination, or, if the Covered Executive’s Date of Termination occurs during the Change in Control Period and the amount is greater, the Covered Executive’s annual target bonus in effect immediately prior to the Change in Control. Such amount shall be paid as soon as reasonably practicable, but not later than 60 days after the Date of Termination occurs; and

(b) if the Covered Executive was participating in the Company’s group health plan immediately prior to the Date of Termination and elects COBRA health continuation, then for a period of 9 months for the Covered Executive (or 12 months if the Covered Executive is the Chief Executive Officer) following the Date of Termination, or until the Covered Executive becomes covered under a group health plan of another employer, whichever is earlier (the “COBRA Coverage Period”), the Company shall provide the Covered Executive, at the Company’s sole expense, continued medical, dental and vision insurance benefit coverage in accordance with the provisions of COBRA, provided that the Covered Executive timely executes all necessary COBRA election documentation and remains eligible for COBRA coverage. After the Covered Executive’s COBRA Coverage Period, if the Covered Executive wishes to continue such COBRA coverage and is eligible therefor, the Covered Executive will be required to pay all requisite premiums for such continued coverage.

6. Termination in Connection with a Change in Control. In the event the employment of a Covered Executive is terminated (i) by the Company for any reason other than for Cause, or other than by reason of death or Disability, or (ii) by the Covered Executive for Good Reason, and, in each case, such termination occurs during the Change in Control Period, then subject to such Covered Executive’s satisfaction of the Release Requirement, the Company shall provide the same benefits in Section 5 of this Plan and also cause 100% of the outstanding and unvested equity awards granted to the Covered Executive to immediately become fully exercisable and vested as of the Date of Termination (or the date of the Change in Control, if later); provided, that the performance conditions applicable to any stock-based awards subject to performance conditions (other than continued service) will be deemed satisfied (if at all) in accordance with the terms set forth in the applicable award agreement.

7. Additional Limitation.

(a) Anything in this Plan to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Covered Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then, (i) if the Company has not consummated an Initial Public Offering, (A) the Aggregate Payments payable to such Covered Executive under this Plan shall be reduced (but not below zero) to the extent necessary so that the maximum Aggregate Payments shall not exceed the Threshold Amount (the “Reduction Amount”), and (b) the Company shall use reasonable efforts to satisfy the shareholder approval requirements set forth in Q/A 7 of Treasury Regulations Section 1.280G-1 with respect to such Reduction Amount, and if such requirements are satisfied then such Reduction Amount shall become payable hereunder as if subsection (A) above had not applied thereto, and (ii) if the Company has consummated an Initial Public Offering, the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the Covered Executive becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in the Covered Executive receiving a higher After Tax Amount (as defined below) than the Covered Executive would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (i) cash payments not subject to Section 409A of the Code; (ii) cash payments subject to Section 409A of the Code; (iii) equity-based payments and acceleration; and (iv) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c). For purposes of this Section, “Threshold Amount” shall mean three times the Covered Executive’s “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations thereunder, less one dollar.

(b) For purposes of this Section 7, the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise, employment and social security taxes imposed on the Covered Executive as a result of the Covered Executive’s receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, the Covered Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes and social security at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(c) The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 7(a) shall be made by the Accounting Firm, which shall provide detailed supporting calculations both to the Company and the Covered Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Covered Executive. Any determination by the Accounting Firm shall be binding upon the Covered Executive.

8. Proprietary Information and Inventions Agreement. As a condition to participating in the Plan, each Covered Executive shall continue to comply with the terms and conditions contained in the Proprietary Information and Inventions Agreement entered into between the Covered Executive and the Company. If a Covered Executive has not entered into a Proprietary Information and Inventions Agreement or similar agreement with the Company, he or she shall enter into such agreement prior to participating in the Plan.

9. Withholding. All payments made by the Company under this Plan shall be subject to any tax or other amounts required to be withheld by the Company under applicable law.

10. Section 409A.

(a) Anything in this Plan to the contrary notwithstanding, if at the time of the Covered Executive’s “separation from service” within the meaning of Section 409A of the Code, the Company determines that the Covered Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Covered Executive becomes entitled to under this Plan would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Covered Executive’s separation from service, or (B) the Covered Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b) The parties intend that this Plan will be administered in accordance with Section 409A of the Code and that all amounts payable hereunder shall be exempt from the requirements of such section as a result of being “short term deferrals” for purposes of Section 409A of the Code to the greatest extent possible. To the extent that any provision of this Plan is not exempt from Section 409A of the Code and ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner to comply with Section 409A of the Code. Each payment pursuant to this Plan is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Plan may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(c) To the extent that any payment or benefit described in this Plan constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Covered Executive’s termination of employment, then such payments or benefits shall be payable only upon the Covered Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(d) All in-kind benefits provided and expenses eligible for reimbursement under this Plan shall be provided by the Company or incurred by the Covered Executive during the time periods set forth in this Plan. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(e) The Company makes no representation or warranty and shall have no liability to the Covered Executive or any other person if any provisions of this Plan are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

11. Notice and Date of Termination.

(a) Notice of Termination. A termination of the Covered Executive’s employment shall be communicated by Notice of Termination from the Company to the Covered Executive or vice versa in accordance with this Section 11.

(b) Notice to Covered Executive or the Company. Any notices, requests, demands, and other communications provided for by this Plan shall be sufficient if in writing and delivered in person or sent by registered or certified mail, postage prepaid, to a Covered Executive at the last physical or email address the Covered Executive has filed in writing with the Company, or to the Company at the following physical or email address:

Marqeta, Inc.

Attention: General Counsel

180 Grand Ave.

Oakland, CA 94612

[***]

12. No Mitigation. The Covered Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Covered Executive by the Company under this Plan.

13. Benefits and Burdens. This Plan shall inure to the benefit of and be binding upon the Company and the Covered Executives, their respective successors, executors, administrators, heirs and permitted assigns. In the event of a Covered Executive’s death after a termination of employment but prior to the completion by the Company of all payments due to him or her under this Plan, the Company shall continue such payments to the Covered Executive’s beneficiary designated in writing to the Company prior to his or her death (or to his or her estate, if the Covered Executive fails to make such designation).

14. Enforceability. If any portion or provision of this Plan shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Plan, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Plan shall be valid and enforceable to the fullest extent permitted by law.

15. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Plan, or the waiver by any party of any breach of this Plan, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

16. Non-Duplication of Benefits and Effect on Other Plans. Notwithstanding any other provision in the Plan to the contrary, the benefits provided hereunder shall be in lieu of any other severance payments and/or benefits provided by the Company, including any such payments and/or benefits pursuant to an employment agreement or offer letter between the Company and the Covered Executive.

17. No Contract of Employment. Nothing in this Plan shall be construed as giving any Covered Executive any right to be retained in the employ of the Company or shall affect the terms and conditions of a Covered Executive’s employment with the Company.

18. Amendment or Termination of Plan. The Company may amend or terminate this Plan at any time or from time to time, but no such action shall adversely affect the rights of any Covered Executive without the Covered Executive’s written consent.

19. Governing Law. This Plan shall be construed under and be governed in all respects by the laws of the State of California.

20. Obligations of Successors(a) . In addition to any obligations imposed by law upon any successor to the Company, any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company shall expressly assume and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

21. Effectiveness. This Plan shall be effective as of May 21, 2021.